Exhibit 4.1
                                                                     -----------



                                SERIES SUPPLEMENT

                       CORPORATE BACKED TRUST CERTIFICATES

                               SERIES 2001-7 TRUST

                                     between

                             LEHMAN ABS CORPORATION,

                                  as Depositor

                                       and

                      U.S. BANK TRUST NATIONAL ASSOCIATION,

                                   as Trustee

                       CORPORATE BACKED TRUST CERTIFICATES

                            Dated as of March 2, 2001

Section 1. Incorporation of Standard Terms....................................1

Section 2. Definitions........................................................1

Section 3. Designation of Trust and Certificates..............................7

Section 4. Trust Certificates.................................................8

Section 5. Distributions......................................................8

Section 6. Trustee's Fees....................................................10

Section 7. Optional Exchange; Optional Redemption............................10

Section 8. Events of Default.................................................12

Section 9. Miscellaneous.....................................................12

Section 10. Governing Law....................................................15

Section 11. Counterparts.....................................................15

Section 12. Termination of the Trust.........................................15

Section 13. Sale of Underlying Securities....................................16

Section 14. Amendments.......................................................16

Section 15. Voting of Underlying Securities, Modification of Indenture.......16



SCHEDULE I                     SERIES 2001-7 UNDERLYING SECURITIES SCHEDULE

EXHIBIT A                      FORM OF TRUST CERTIFICATE

                                SERIES SUPPLEMENT

                       CORPORATE BACKED TRUST CERTIFICATES

                               Series 2001-7 TRUST

                     SERIES SUPPLEMENT, Series 2001-7, dated as of March 2, 2001 (the "Series Supplement"), by and between LEHMAN ABS CORPORATION, as Depositor (the "Depositor"), and U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee (the "Trustee").

                              W I T N E S S E T H:

                     WHEREAS, the Depositor desires to create the Trust designated herein (the "Trust") by executing and delivering this Series Supplement, which shall incorporate the terms of the Standard Terms for Trust Agreements, dated as of January 16, 2001 (the "Standard Terms"; together with this Series Supplement, the "Trust Agreement"), by and between the Depositor and the Trustee, as modified by this Series Supplement;

                     WHEREAS, the Depositor desires to deposit the Underlying Securities set forth on Schedule I attached hereto (the "Underlying Securities Schedule") into the Trust;

                     WHEREAS, in connection with the creation of the Trust and the deposit therein of the Underlying Securities, it is desired to provide for the issuance of trust certificates (the "Certificates") evidencing undivided interests in the Trust; and

                     WHEREAS, the Trustee has joined in the execution of the Standard Terms and this Series Supplement to evidence the acceptance by the Trustee of the Trust;

                     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants expressed herein, it is hereby agreed by and between the Depositor and the Trustee as follows:

                     Section 1. Incorporation of Standard Terms. Except as otherwise provided herein, all of the provisions of the Standard Terms are hereby incorporated herein by reference in their entirety, and this Series Supplement and the Standard Terms shall form a single agreement between the parties. In the event of any inconsistency between the provisions of this Series Supplement and the provisions of the Standard Terms, the provisions of this Series Supplement will control with respect to the Series 2001-7 Certificates and the transactions described herein.

                     Section 2. Definitions. (a) Except as otherwise specified herein or as the context may otherwise require, the following terms shall have the respective meanings set forth below for all purposes under this Series Supplement. (Section 2(b) below sets forth terms listed in the Standard Terms which are not applicable to this Series.) Capitalized terms used but not defined herein shall have the meanings assigned to them in the Standard Terms.

                     "Available Funds" shall have the meaning specified in the Standard Terms, except that investment income earned on funds invested pursuant to Section 3.05 of the Standard Terms shall be included in Available Funds.

                     "Business Day" shall mean any day other than (i) Saturday and Sunday or (ii) a day on which banking institutions in New York City, New York are authorized or obligated by law or executive order to be closed for business or (iii) a day that is not a business day for the purposes of the Underlying Securities Trust Agreement.

                     "Call Rights" shall mean the rights to purchase in whole or in part at the Redemption Price the Underlying Securities, and thereby cause an Optional Redemption of the Certificates on any Redemption Date pursuant to the Optional Redemption provisions of Section 7 hereof.

                     "Certificate Account" shall have the meaning specified in the Standard Terms.

                     "Certificates" shall mean the Certificates, in the form attached hereto as Exhibit B, to be issued by the Trust representing an undivided beneficial ownership interest in certain distributions to be made by the Trust and having the characteristics described in Section 3 hereof and in the Certificates.

                     "Closing Date" shall mean March 2, 2001.

                     "Collection Period" shall mean, (i) with respect to each January Distribution Date, the period beginning on the day after the July Distribution Date and ending on such January Distribution Date, inclusive and,
(ii) with respect to each July Distribution Date, the period beginning on the day after the January Distribution Date of a given year and ending on the July Distribution Date of the following year, inclusive; provided, however, that clauses (i) and (ii) shall be subject to Section 9(f) hereof.

                     "Corporate Trust Office" shall mean the office of U.S. Bank Trust National Association located at 100 Wall Street, New York, New York 10005.

                     "Currency" shall mean United States Dollars.

                     "Depository" shall mean The Depository Trust Company.

                     "Distribution Date" shall mean January 15 and July 15 of each year (or if such date is not a Business Day, the next succeeding Business
Day), commencing on July 15, 2001 and ending on the Final Scheduled Distribution Date (absent the exercise by the Underlying Securities Issuer of its right to defer interest payments) or any date on which Underlying Securities are redeemed pursuant to the Underlying Securities Trust Agreement.

                     "Eligible Account" shall have the meaning specified in the Standard Terms.

                     "Eligible Investments" shall be as defined in the Standard Terms; provided, however, that (i) the minimum required rating for long-term instruments will be equal to the rating of the Underlying Securities, and (ii) the rating of any short-term instruments will be A-1+ by S&P and P1 by Moody's; and provided, further, that any such investment matures no later than the Business Day prior to any related Distribution Date and that any such investment be denominated in U.S. dollars.

                     "Event of Default" shall mean (i) a default in the payment of any interest on any Underlying Security after the same becomes due and payable (subject to any permitted deferrals and applicable grace period), (ii) a default in the payment of the principal of or any installment of principal of any Underlying Security when the same becomes due and payable and (iii) any other event specified as an "Event of Default" in the Underlying Securities Trust Agreement.

                     "Extraordinary Trust Expenses" shall have the meaning specified in the Standard Terms.

                     "Final Scheduled Distribution Date" shall mean July 15,
2029.

                     "Interest Accrual Period" shall mean for any Distribution Date, the period from and including the preceding Distribution Date (or in the case of the first Interest Accrual Period, from and including March 2, 2001) to but excluding the current Distribution Date.

                     "Liquidation Price" shall mean the price at which the Trustee sells the Underlying Securities.

                     "Liquidation Proceeds" shall have the meaning specified in the Standard Terms.

                     "Maturity Date" shall have the meaning specified in
Schedule I hereto.

                     "Moody's" shall mean Moody's Investors Service, Inc.

                     "Optional Exchange" shall mean the exchange of the Certificates by the Trust for the Underlying Securities, pursuant to Section 7 hereof.

                     "Optional Exchange Date" shall mean any Distribution Date on which Underlying Securities subject to Optional Exchange are distributed to the Depositor or any of its Affiliates, as a Certificateholder.

                     "Optional Redemption" shall mean the redemption of the Certificates by the Trust, in whole or in part, resulting from the exercise of Call Rights by the Rights Holder, pursuant to Section 7 hereof.

                     "Ordinary Expenses" shall mean the Trustee's ordinary expenses and overhead in connection with its services as Trustee, including the items referred to in the definition of Ordinary Expenses in the Standard Terms.

                     "Prepaid Ordinary Expenses" shall be zero for this Series.

                     "Prospectus Supplement" shall mean the Prospectus Supplement, dated February 21, 2001, relating to the Certificates.

                     "Rating Agency" shall mean Moody's and S&P.

                     "Rating Agency Condition" shall have the meaning specified in the Standard Terms.

                     "Record Date" shall mean, with respect to each Distribution Date, the day immediately preceding the related Distribution Date.

                     "Redemption Date" shall mean any date occurring on or after March 2, 2006, or after the announcement of any redemption or other unscheduled payment of the Underlying Securities on which the Call Rights are exercised and the proceeds of an Optional Redemption are distributed to Holders of the Certificates pursuant to Section 7 hereof.

                     "Redemption Price" shall mean, for each related Redemption Date the principal amount of the Underlying Securities, plus accrued interest.

                     "Redemption Request" shall have the meaning specified in
Section 7(b) hereof.

                     "Required Interest" shall have the meaning specified in the Standard Terms.

                     "Required Percentage-Amendment" shall be 66-2/3% of the aggregate Voting Rights.

                     "Required Percentage-Direction of Trustee" shall be 66-2/3% of the aggregate Voting Rights.

                     "Required Percentage-Remedies" shall be 66-2/3% of the aggregate Voting Rights.

                     "Required Percentage-Removal" shall be 66-2/3% of the aggregate Voting Rights.

                     "Required Rating" shall mean, in the case of Moody's, the rating assigned to the Underlying Securities by Moody's as of the Closing Date, and, in the case of S&P, the rating assigned to the Underlying Securities by S&P as of the Closing Date.

                     "Rights Holder" shall mean the holder of the Call Rights.

                     "S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw Hill Companies Inc.

                     "Series" shall mean Series 2001-7.

                     "Trustee Fee" shall mean the amount paid to the Trustee by the Depositor on the Closing Date.

                     "Trust Property" shall mean the Underlying Securities described on Schedule I hereto and the Certificate Account.

                     "Underlying Securities" shall mean $45,000,000 aggregate principal amount of 7.75% Capital Securities due 2029 issued by the Underlying Securities Issuer, as set forth on Schedule I attached hereto.

                     "Underlying Securities Issuer" shall mean KeyCorp Capital III.

                     "Underlying Securities Trust Agreement" shall mean the trust agreement pursuant to which the Underlying Securities were issued.

                     "Underlying Securities Property Trustee" shall mean Bankers Trust Company.

                     "Underlying Securities Trustee" shall mean Bankers Trust (Delaware).

                     "Underwriters" shall mean Lehman Brothers Inc., an affiliate of the Depositor, Prudential Securities Incorporated and UBS Warburg LLC.

                     "Voting Rights" shall, in the entirety, be allocated among all Certificateholders in proportion to the then unpaid principal amounts of their respective Certificates.

                     (b) The terms listed below are not applicable to this Series.

                     "Accounting Date"

                     "Administrative Fees"

                     "Advance"

                     "Allowable Expense Amounts"

                     "Basic Documents"

                     "Calculation Agent"

                     "Call Premium Percentage"

                     "Credit Support"

                     "Credit Support Instrument"

                     "Credit Support Provider"

                     "Cut-off Date"

                     "Eligible Expense"

                     "Exchange Rate Agent"

                     "Fixed Pass-Through Rate"

                     "Floating Pass-Through Rate"

                     "Guaranteed Investment Contract"

                     "Letter of Credit"

                     "Limited Guarantor"

                     "Limited Guaranty"

                     "Minimum Wire Denomination"

                     "Notional Amount"

                     "Optional Exchange Date"

                     "Pass-Through Rate"

                     "Place of Distribution"

                     "Purchase Price"

                     "Required Premium"

                     "Required Principal"

                     "Requisite Reserve Amount"

                     "Retained Interest"

                     "Sale Procedures"

                     "Sub-Administration Account"

                     "Sub-Administration Agreement"

                     "Sub-Administration Agent"

                     "Surety Bond"

                     "Swap Agreement"

                     "Swap Counterparty"

                     "Swap Distribution Amount"

                     "Swap Guarantee"

                     "Swap Guarantor"

                     "Swap Receipt Amount"

                     "Swap Termination Payment"

                     Section 3. Designation of Trust and Certificates. The Trust created hereby shall be known as the "Corporate-Backed Trust Certificates, Series 2001-7 Trust." The Certificates evidencing certain undivided ownership interests therein shall be known as "Corporate-Backed Trust Certificates, Series 2001-7" and shall consist of one class of certificates (the "Certificates").

                     (a) The Certificates shall be held through the Depository in book-entry form and shall be substantially in the form attached hereto as Exhibit B. The Certificates shall be issued in denominations of $25. Except as provided in the Standard Terms and in paragraph (d) in this Section, the Trust shall not issue additional Certificates or incur any indebtedness.

                     (b) The Certificates have an initial aggregate certificate principal amount ("Certificate Principal Amount") of $45,000,000.

                     (c) The Holders of the Certificates will be entitled to receive on each Distribution Date the interest, if any, received on the Underlying Securities. On July 15, 2001, the Trustee will pay to the Depositor the amount of interest accrued on the Underlying Securities from January 15, 2001 to but not including the Closing Date.

                     (d) The Depositor may sell to the Trustee additional Underlying Securities on any date hereafter upon at least 3 Business Days notice to the Trustee and upon (i) satisfaction of the Rating Agency Condition and (ii) delivery of an Opinion of Counsel to the effect that the sale of such additional Underlying Securities will not materially increase the likelihood that the Trust would fail to qualify as a grantor trust under the Code. Upon such sale to the

Trustee, the Trustee shall deposit such additional Underlying Securities in the Certificate Account, and shall authenticate and deliver to the Depositor, or its order, Certificates in a Certificate Principal Amount equal to the principal amount of such additional Underlying Securities. Any such additional Certificates authenticated and delivered shall have the same terms and rank pari passu with any Certificates previously issued in accordance with this Series Supplement.

                     Section 4. Trust Certificates. The Trustee hereby acknowledges receipt, on or prior to the Closing Date, of:

                  (i) the Underlying Securities set forth on the Underlying Securities Schedule; and

                  (ii) all documents required to be delivered to the Trustee pursuant to Section 2.01 of the Standard Terms.

                     Section 5. Distributions. (a) On each applicable Distribution Date, the Trustee shall apply Available Funds in the Certificate Account as follows (subject to Section 5(b) below) in the following order of priority:

                  (i) the Trustee will pay the interest portion of Available Funds:

                           (a) first, to the Trustee, as reimbursement for any Extraordinary Trust Expenses incurred by the Trustee in accordance with Section 6(b) below and approved by 100% of the Certificateholders; and

                           (b) second, to the Holders of the Certificates, interest accrued and unpaid on the principal amount of the Certificates (subject to Section 5(b) hereof).

                  (ii) the Trustee will pay the principal portion of Available Funds:

                           (a) first, to the Trustee, as reimbursement for any remaining Extraordinary Trust Expenses incurred by the Trustee in accordance with Section 6(b) below and approved by 100% of the Certificateholders;

                           (b) second, to the Holders of the Certificates, their respective Certificate Principal Amounts; and

                           (c) third, to the Depositor, any remaining principal portion of Available Funds.

                     (b) Distributions of interest on the Certificates may be deferred as a result of the deferral of payment on the Underlying Securities. Distributions on the Underlying Securities may be deferred pursuant to the Underlying Securities Trust Agreement for up to ten consecutive semiannual interest periods (each a "Deferral Period") provided that no Deferral Period may extend beyond the Final Scheduled Distribution Date. During any Deferral Period, interest on the Underlying Securities, and consequently the Certificates, will continue to accrue at the applicable rate per annum compounded semi-annually.

                     (c) The Certificates shall be subject to a mandatory redemption on any Distribution Date on which the Underlying Securities are redeemed by the Underlying Securities Issuer.

                     (d) Notwithstanding any other provision hereof, in the event of the occurrence of (i) a payment default on the Underlying Securities or
(ii) an acceleration of the date of maturity of the Underlying Securities in connection with a default thereon, the Trustee shall proceed against the Underlying Securities Issuer on behalf of the Certificateholders to enforce the Underlying Securities or otherwise to protect the interests of the Certificateholders, provided, that Holders of the Certificates representing a majority of the Voting Rights on the Certificates will be entitled to direct the Trustee in any such proceeding or direct the Trustee to sell the Underlying Securities. If the Trustee is directed to sell the Underlying Securities, the Trustee shall solicit bids for the sale of the Underlying Securities with settlement thereof on or before the third (3rd) Business Day after such sale from three leading dealers in the relevant market. Any of the following dealers (or their successors) shall be deemed to qualify as leading dealers: (1) Credit Suisse First Boston Corporation, (2) Goldman, Sachs & Co., (3) Lehman Brothers Inc., (4) Merrill Lynch, Pierce, Fenner & Smith Incorporated, (5) UBS Securities LLC and (6) Salomon Smith Barney Inc. The Trustee shall not be responsible for the failure to obtain a bid so long as it has made reasonable efforts to obtain bids. If a bid for the sale of the Underlying Securities has been accepted by the Trustee but the sale has failed to settle on the proposed settlement date, the Trustee shall request new bids from such leading dealers. In the event of such sale or of an acceleration and a corresponding payment on the Underlying Securities, the Trustee shall distribute the proceeds to the Certificateholders no later than two Business Days after the receipt of immediately available funds.

                     (e) In the event that the Trustee receives non-cash property in respect of the Underlying Securities as a result of a payment default on the Underlying Securities (including from the sale thereof), the Trustee will promptly give notice to the Depositary, or for any Certificates which are not then held by DTC or any other depository, directly to the registered Holders of the Certificates then outstanding and unpaid. Such notice shall state that, not later than 30 days after the receipt of such moneys or other property, the Trustee will allocate and distribute such property to the Holders of Certificates then outstanding and unpaid, pro rata by principal amount (after deducting the costs incurred in connection therewith). Property other than cash will be liquidated by the Trustee, and the proceeds thereof distributed in cash, only to the extent necessary to avoid distribution of fractional securities to Certificateholders. In-kind distribution of such property to Certificateholders will be deemed to reduce the principal amount of Certificates on a dollar-for-dollar basis.

                     (f) Subject to Section 9(f) hereof, to the extent Available Funds are insufficient to make any required distributions due to the Certificates on any Distribution Date, any shortfall will be carried over and will be distributed on the next Distribution Date (or date referred to in Section 5(g) hereof) on which sufficient funds are available on the Available Funds to pay such shortfall.

                     (g) If a payment with respect to the Underlying Securities is made to the Trustee after the payment date of the Underlying Securities on which such payment was due, then the Trustee will distribute any such amounts received on the next occurring Business Day (a "Special Distribution Date") as if the funds had constituted Available Funds on the Distribution Date immediately preceding such Special Distribution Date; provided, however, that the Record Date for such Special Distribution Date shall be five Business Days prior to the day on which the related payment was received from the Underlying Securities Trustee.

                     Section 6. Trustee's Fees. (a) As compensation for its services hereunder, the Trustee shall be entitled to the Trustee Fee. The Trustee Fee shall be paid by the Depositor and not from Trust Property. The Trustee shall bear all Ordinary Expenses. Failure by the Depositor to pay such amount shall not entitle the Trustee to any payment or reimbursement from the Trust, nor shall such failure release the Trustee from the duties it is required to perform under the Trust Agreement.

                     (b) Extraordinary Expenses shall not be paid out of the Trust Property unless all the Holders of the Certificates then outstanding have voted to require the Trustee to incur such Extraordinary Expenses. The Trustee may incur other Extraordinary Expenses if any lesser percentage of the Certificateholders requesting such action pursuant hereto reimburse the Trustee for the cost thereof from their own funds in advance. If Extraordinary Expenses are not approved unanimously as set forth in the first sentence of this Section 6(b), such Extraordinary Expenses shall not be an obligation of the Trust, and the Trustee shall not file any claim against the Trust therefor notwithstanding failure of Certificateholders to reimburse the Trustee.

                     Section 7. Optional Exchange; Optional Redemption.

                     (a) (i) On each Distribution Date (or, if the Depositor or an Affiliate of the Depositor holds all of the Certificates, on any other date), any Affiliate of the Depositor, if it is then the Holder of Certificates of a certain principal amount, may tender such Certificates to the Trustee on such date and receive a distribution of Underlying Securities representing a like percentage of the Underlying Securities to the percentages of the Certificates being tendered by the Depositor or Affiliate to the Trustee; provided, however, that any right to exchange shall be exercisable only (a) to the extent that the Depositor provides upon the Trustee's request an opinion of counsel that such exchange would not affect the characterization of the Trust as a "grantor trust" for federal income tax purposes and (b) to the extent permitted under Section 7(a)(iv) hereof.

                     (ii) Any such Affiliate of the Depositor must provide notice to the Trustee (an "Exchange Request") no less than 15 days (or such shorter period acceptable to the Trustee) but not more than 30 days prior to an Optional Exchange Date that it requests an Optional Exchange of Certificates on such Optional Exchange Date.

                     (iii) The Trustee shall not be obligated to determine whether an Optional Exchange complies with the applicable provisions for exemption under Rule 3a-7 of the Investment Company Act of 1940, as amended, or the rules or regulations promulgated thereunder.

                     (iv) Any such Optional Exchange by any Affiliate of the Depositor will be subject to the following restrictions: (a) certification to the Trustee that any Certificates to be exchanged have been held for a minimum of six months and (b) each Optional Exchange is limited in amount to a maximum of 5% (except for Certificates acquired by the Underwriter but never distributed to investors, in which case 25%) of the then outstanding principal amount of the Certificates; provided, however, that such restrictions shall not apply to the exchange of Certificates that were acquired pursuant to Section 7(b).

                     (v) The provisions of Section 4.07 of the Standard Terms shall not apply to an Optional Exchange pursuant to this Section. This Section 7 shall not provide the Depositor with a lien against, an interest in or a right to specific performance with respect to the Underlying Securities.

                     (b) (i) On any Redemption Date, the Certificates may be redeemed at the Redemption Price, in whole or in part, by the Rights Holder, or an affiliate thereof, upon receipt of the Redemption Price in respect of a proportionate amount of Underlying Securities on or prior to such Redemption Date. In a partial redemption, Certificates shall be redeemed pro rata.

                     (ii) The Rights Holder may provide notice to the Trustee (a "Redemption Request"), no less than 5 Business Days prior to any Redemption Date, that it is exercising its Call Rights with respect to the Certificates on such Redemption Date.

                     (iii) Upon receipt of a Redemption Request, the Trustee shall provide a conditional redemption notice to the Depository not less than 3 Business Days prior to the applicable Redemption Date.

                     (iv) As a condition to any Optional Redemption, an opinion of counsel to the Rights Holder shall be delivered to the Rating Agencies, in form satisfactory to the Rating Agencies, indicating that payment of the Redemption Price shall not be recoverable as a preferential transfer or fraudulent conveyance under the United States Bankruptcy Code. Such opinion may contain customary assumptions and qualifications. In addition, the Rights Holder shall provide a certificate of solvency to the Trustee.

                     (v) Deliveries of the Underlying Securities to the Rights Holder (the "Purchaser") will only be made against payment by the Purchaser of the Redemption Price in immediately available funds. Such payment must occur no later than 10:00 a.m. New York City time on the Redemption Date. In the event that the Purchaser fails to make such payment by such time (a "Purchase Default"), the sale shall be voided and the Optional Redemption will be deemed not to be effective with respect to such Distribution Date, and the Certificates and the Call Rights shall continue to remain outstanding. Subject to the receipt of the Redemption Price as aforesaid, the Trustee shall pay the Redemption Price to the Certificateholders on the Redemption Date.

                     (vi) The Trustee shall not consent to any amendment or modification of this Agreement (including the Standard Terms) which would alter the timing or amount of any payment of the Redemption Price without the prior written consent of the Rights Holder.

                     (vii) The Trustee shall not be obligated to determine whether an Optional Redemption complies with the applicable provisions for exemption under Rule 3a-7 of the Investment Company Act of 1940, as amended, or the rules or regulations promulgated thereunder.

                     (viii) This Section 7 shall not provide the Rights Holder with a lien against, an interest in or a right to specific performance with respect to the Underlying Securities.

                     (ix) The Rights Holder shall initially be the Depositor and such Call Rights may be transferred. However, the Trustee is under no obligation to recognize any notice of transfer unless it is signed by the transferor and the transferee.

                     Section 8. Events of Default.

                     Within 30 days of the occurrence of an Event of Default in respect of the Certificates, the Trustee will give notice to the Certificateholders, transmitted by mail, of all such uncured or unwaived Events of Default known to it. However, except in the case of an Event of Default relating to the payment of principal of or interest on any of the Underlying Securities, the Trustee will be protected in withholding such notice if in good faith it determines that the withholding of such notice is in the interest of the Certificateholders.

                     Section 9. Miscellaneous.

                     (a) The provisions of Section 4.04, Advances, of the Standard Terms shall not apply to the Series 2001-7 Certificates.

                     (b) The provisions of Section 4.07, Optional Exchange, of the Standard Terms shall not apply to the Series 2001-7 Certificates.

                     (c) The Trustee shall simultaneously forward reports to Certificateholders pursuant to Section 4.03 of the Standard Terms and to the New York Stock Exchange.

                     (d) Except as expressly provided herein, the Certificateholders shall not be entitled to terminate the Trust or cause the sale or other disposition of the Underlying Securities.

                     (e) The provisions of Section 3.07(d) of the Standard Terms shall not apply to the Series 2001-7 Certificates.

                     (f) If the Trustee has not received payment with respect to a Collection Period on the Underlying Securities on or prior to the related Distribution Date, such distribution will be made promptly upon receipt of such payment. No additional amounts shall accrue on the Certificates or be owed to Certificateholders as a result of such delay; provided, however, that any additional interest owed and paid by the Underlying Securities Issuer as a result of such delay shall be paid to the Certificateholders, pro rata in proportion to their respective entitlements to interest.

                     (g) The outstanding principal balance of the Certificates shall not be reduced by the amount of any Realized Losses (as defined in the Standard Terms).

                     (h) The Trust may not engage in any business or activities other than in connection with, or relating to, the holding, protecting and preserving of the Trust Property and the issuance of the Certificates, and other than those required or authorized by the Trust Agreement or incidental and necessary to accomplish such activities. The Trust may not issue or sell any certificates or other obligations other than the Certificates or otherwise incur, assume or guarantee any indebtedness for money borrowed.

                     (i) Notwithstanding anything in the Trust Agreement to the contrary, the Trustee may be removed upon 60 days prior written notice delivered by the Holders of Certificates representing the Required Percentage-Removal.

                     (j) In the event that the Internal Revenue Service challenges the characterization of the Trust as a grantor trust, the Trustee shall then file such forms as the Depositor may specify to establish the Trust's election pursuant to Section 761 of the Code to exclude the Trust from the application of Subchapter K of the Code and is hereby empowered to execute such forms on behalf of the Certificateholders.

                     (k) Notwithstanding anything in the Standard Terms to the contrary, the Trustee, upon written direction by the Depositor, will execute the Certificates.

                     (l) In relation to Section 7.01(f) of the Standard Terms, any periodic reports filed by the Trustee pursuant to the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, in accordance with the customary practices of the Depositor, need not contain any independent reports.

                     (m) Notwithstanding anything in the Trust Agreement to the contrary, the Trustee will have no recourse to the Underlying Securities.

                     (n) The Trust will not merge or consolidate with any other entity without confirmation from each Rating Agency that such merger or consolidation will not result in the qualification, reduction or withdrawal of its then-current rating on the Certificates.

                     (o) Notices. All directions, demands and notices hereunder or under the Standard Terms shall be in writing and shall be delivered as set forth below (unless written notice is otherwise provided to the Trustee).

                     If to the Depositor, to:

                               Lehman ABS Corporation
                               3 World Financial Center
                               New York, New York  10285
                               Attention:  Structured Credit Trading
                               Telephone:  (212) 526-6570
                               Facsimile:  (212) 526-1546

                     If to the Trustee, to:

                               U.S. Bank Trust National Association
                               100 Wall Street
                               New York, New York  10005
                               Attention:  Corporate Trust
                               Telephone:  (212) 361-2500
                               Facsimile:  (212) 809-5459

                     If to the Rating Agencies, to:

                               Moody's Investors Service, Inc.
                               99 Church Street 21W
                               New York, New York  10007
                               Attention:  CBO/CLO Monitoring Department
                               Telephone:  (212) 553-1494
                               Facsimile:  (212) 553-0355

                     and to:

                               Standard & Poor's
                               55 Water Street
                               New York, New York  10041
                               Attention:  Structured Finance Surveillance Group
                               Telephone:  (212) 438-2482
                               Facsimile:  (212) 438-2664

                     If to the New York Stock Exchange, to:

                               New York Stock Exchange, Inc.
                               20 Broad Street
                               New York, New York  10005
                               Attention:  Michael Hyland
                               Telephone:  (212) 656-5868
                               Facsimile:  (212) 656-6919

                     Section 10. Governing Law. THIS SERIES SUPPLEMENT AND THE TRANSACTIONS DESCRIBED HEREIN SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PROVISIONS THEREOF.

                     Section 11. Counterparts. This Series Supplement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one and the same instrument.

                     Section 12. Termination of the Trust. The Trust shall terminate upon the earliest to occur of (i) the payment in full at maturity or sale by the Trust after a payment default on or an acceleration or other early payment of the Underlying Securities and the distribution in full of all amounts due to the Certificateholders; (ii) the Final Scheduled Distribution Date; and
(iii) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

                     Section 13. Sale of Underlying Securities. In the event of a sale of the Underlying Securities pursuant to Section 5(d) hereof, the Liquidation Proceeds, if any, shall be deposited into the Certificate Account for distribution to the Certificateholders. The Trustee shall only deliver the Underlying Securities to the purchaser of such Underlying Securities against payment in same day funds deposited into the Certificate Account.

                     Section 14. Amendments. Notwithstanding anything in the Trust Agreement to the contrary, in addition to the other restrictions on modification and amendment contained therein, the Trustee shall not enter into any amendment or modification of the Trust Agreement which would adversely affect in any material respect the interests of the Holders of any Class of Certificates without the consent of the Holders of 100% of such Class of Certificates; provided, however, that no such amendment or modification will be permitted which would alter the status of the Trust as a grantor trust for federal income tax purposes. Further, no amendment shall be permitted which would adversely affect in any material respect the interests of any Class of Certificateholders without confirmation by each Rating Agency that such amendment will not result in a downgrading or withdrawal of its rating of such Certificates.

                     Section 15. Voting of Underlying Securities, Modification of Indenture. The Trustee, as holder of the Underlying Securities, has the right to vote and give consents and waivers in respect of the Underlying Securities as permitted by the Depository and except as otherwise limited by the Trust Agreement. In the event that the Trustee receives a request from the Depository, the Underlying Securities Trustee or the Underlying Securities Issuer for its consent to any amendment, modification or waiver of the Underlying Securities, the Underlying Securities Trust Agreement or any other document thereunder or relating thereto, or receives any other solicitation for any action with respect to the Underlying Securities, the Trustee shall mail a notice of such proposed amendment, modification, waiver or solicitation to each Certificateholder of record as of such date. The Trustee shall request instructions from the Certificateholders as to whether or not to consent to or vote to accept such amendment, modification, waiver or solicitation. The Trustee shall consent or vote, or refrain from consenting or voting, in the same proportion (based on the relative outstanding principal balances of the Certificates) as the Certificates of the Trust were actually voted or not voted by the Certificateholders thereof as of a date determined by the Trustee prior to the date on which such consent or vote is required, after weighing the votes of the Certificateholders; provided, however, that, notwithstanding anything in the Trust Agreement to the contrary, the Trustee shall at no time vote on or consent to any matter (i) unless such vote or consent would not (based on an opinion of counsel) alter the status of the Trust as a grantor trust for federal income tax purposes or result in the imposition of tax upon the Certificateholders, (ii) which would alter the timing or amount of any payment on the Underlying Securities, including, without limitation, any demand to accelerate the Underlying Securities, except in the event of a default under the Underlying Securities or an event which with the passage of time would become an event of default under the Underlying Securities and with the unanimous consent of all outstanding Certificateholders, or (iii) which would result in the exchange or substitution of any of the outstanding Underlying Securities pursuant to a plan for the refunding or refinancing of such Underlying Securities except in the event of a default under the Underlying Securities Trust Agreement and only with the consent of Certificateholders representing 100% of the Certificates. The Trustee shall have no liability for any failure to act resulting from Certificateholders' late return of, or failure to return, directions requested by the Trustee from the Certificateholders.

                     In the event that an offer is made by the Underlying Securities Issuer to issue new obligations in exchange and substitution for any of the Underlying Securities, pursuant to a plan for the refunding or refinancing of the outstanding Underlying Securities or any other offer is made for the Underlying Securities, the Trustee shall notify the Certificateholders of such offer promptly. The Trustee must reject any such offer unless the Trustee is directed by the affirmative vote of the Holders of 100% of the Certificates to accept such offer and the Trustee has received the tax opinion described above.

                     If an event of default under the Underlying Securities Trust Agreement occurs and is continuing, and if directed by a majority of the outstanding Certificateholders, the Trustee shall vote the Underlying Securities in favor of directing, or take such other action as may be appropriate to direct, the Underlying Securities Trustee to declare the unpaid principal amount of the Underlying Securities and any accrued and unpaid interest thereon to be due and payable.

                     IN WITNESS WHEREOF, the parties hereto have caused this Series Supplement to be duly executed by their respective authorized officers as of the date first written above.

                                    LEHMAN ABS CORPORATION,
                                        as Depositor

                                    By:
                                       -------------------------------------
                                         Name:
                                         Title:


                                    U.S. BANK TRUST NATIONAL ASSOCIATION,
                                        not in its individual capacity
                                        but solely as Trustee on behalf
                                        of the Corporate Backed Trust
                                        Certificates Series, 2001-7
                                        Trust

                                    By:
                                       -------------------------------------
                                         Name:
                                         Title:

                                                                   SCHEDULE I

                                  SERIES 2001-7

                         UNDERLYING SECURITIES SCHEDULE

Underlying Securities:                      7.75% Capital Securities due 2029.

Underlying Securities Issuer:               KeyCorp Capital III.

CUSIP Number:                               49326QAA4.

Principal Amount Deposited:                 $45,000,000.

Original Issue Date:                        July 15, 1999.

Principal Amount of
Underlying Securities
Originally Issued:                          $250,000,000.

Maturity Date:                              July 15, 2029.

Principal Payment Date:                     July 15, 2029.

Interest Rate:                              7.75% per annum.

Interest Payment Dates:                     January 15th and July 15th.

Underlying Securities Record Dates:         The day immediately preceding each
                                            Distribution Date.

                                                                    EXHIBIT A

                            FORM OF TRUST CERTIFICATE
                            -------------------------

NUMBER [________]                                         [1,800,000] $[25] PAR
                                                                   CERTIFICATES
                                                  CUSIP NO. [                 ]


                       SEE REVERSE FOR CERTAIN DEFINITIONS

                     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                     THIS CERTIFICATE REPRESENTS A PROPORTIONATE UNDIVIDED BENEFICIAL OWNERSHIP INTEREST IN THE TRUST AND DOES NOT EVIDENCE AN OBLIGATION OF, OR AN INTEREST IN, AND IS NOT GUARANTEED BY THE DEPOSITOR OR THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE OR THE TRUST ASSETS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR ANY OTHER PERSON.

                             LEHMAN ABS CORPORATION

                              [1,800,000] $[25] PAR

                      CORPORATE BACKED TRUST CERTIFICATES,

                                  SERIES 2001-7

                               7.75% INTEREST RATE

evidencing a proportionate undivided beneficial ownership interest in the Trust, as defined below, the property of which consists principally of $[_________] aggregate principal amount of 7.75% Capital Securities due July 15, 2029, issued by KeyCorp Capital III (the "Underlying Security Issuer") and all payments received thereon (the "Trust Property"), deposited in trust by Lehman ABS Corporation (the "Depositor").

                     THIS CERTIFIES THAT [___________________] is the registered owner of $[_______________] DOLLARS nonassessable, fully-paid, proportionate undivided beneficial ownership interest in the Corporate Backed Trust Certificates, Series 2001-7 Trust, formed by the Depositor.

                     The Trust was created pursuant to a Standard Terms for Trust Agreements, dated as of January 16, 2001 (the "Standard Terms"), between the Depositor and U.S. Bank Trust National Association, a national banking association, not in its individual capacity but solely as Trustee (the "Trustee"), as supplemented by the Series Supplement, Series 2001-7, dated as of March 2, 2001 (the "Series Supplement" and, together with the Standard Terms, the "Trust Agreement"), between the Depositor and the Trustee. This Certificate does not purport to summarize the Trust Agreement and reference is hereby made to the Trust Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and obligations of the Trustee with respect hereto. A copy of the Trust Agreement may be obtained from the Trustee by written request sent to the Corporate Trust Office. Capitalized terms used but not defined herein have the meanings assigned to them in the Trust Agreement.

                     This Certificate is one of the duly authorized Certificates designated as the "Corporate Backed Trust Certificates, Series 2001-7 (herein called the "Certificates"). This Certificate is issued under and is subject to the terms, provisions and conditions of the Trust Agreement, to which Trust Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. The Trust Property consists of: (i) Underlying Securities described in the Trust Agreement; (ii) all payments on or collections in respect of the Underlying Securities accrued on or after March 2, 2001 together with any proceeds thereof; and (iii) all funds from time to time deposited with the Trustee relating to the Certificates, together with any and all income, proceeds and payments with respect thereto; provided, however, that any income from the investment of Trust funds in certain permitted investments ("Eligible Investments") does not constitute Trust Property.

                     Subject to the terms and conditions of the Trust Agreement (including the availability of funds for distributions) and until the obligation created by the Trust Agreement shall have terminated in accordance therewith, distributions will be made on each Distribution Date, to the Person in whose name this Certificate is registered on the applicable Record Date, in an amount equal to such Certificateholder's proportionate undivided beneficial ownership interest in the amount required to be distributed to the Holders of the Certificates on such Distribution Date. The Record Date applicable to any Distribution Date is the close of business on the day immediately preceding such Distribution Date (whether or not a Business Day). If a payment with respect to the Underlying Securities is made to the Trustee after the date on which such payment was due, then the Trustee will distribute any such amounts received on the next occurring Business Day (a "Special Distribution Date").

                     Each Certificateholder, by its acceptance of a Certificate, covenants and agrees that such Certificateholder will not at any time institute against the Trust, or join in any institution against the Trust of, any bankruptcy proceedings under any United States Federal or state bankruptcy or similar law in connection with any obligations relating to the Certificates or the Trust Agreement.

                     Distributions made on this Certificate will be made as provided in the Trust Agreement by the Trustee by wire transfer in immediately available funds, or check mailed to the Certificateholder of record in the

Certificate Register without the presentation or surrender of this Certificate or the making of any notation hereon, except that with respect to Certificates registered on the Record Date in the name of the nominee of the Clearing Agency (initially, such nominee shall be Cede & Co.), payments will be made by wire transfer in immediately available funds to the account designated by such nominee. Except as otherwise provided in the Trust Agreement and notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the Corporate Trust Office or such other location as may be specified in such notice.

                     Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

                     Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee, by manual signature, this Certificate shall not entitle the Holder hereof to any benefit under the Trust Agreement or be valid for any purpose.

                     THIS CERTIFICATE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE HOLDER HEREOF SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                     IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed as of the date set forth below.


                              CORPORATE BACKED TRUST CERTIFICATES,
                              SERIES 2001-7 TRUST


                              By: U.S. BANK TRUST NATIONAL ASSOCIATION
                              not in its individual capacity but solely as
                              Trustee,


                              By:
                                 ---------------------------------------------
                                   Authorized Signatory


Dated:  [______________]


                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

                     This is on one of the Corporate Backed Trust Certificates, Series 2001-7, described in the Trust Agreement referred to herein.



U.S. BANK TRUST NATIONAL ASSOCIATION
not in its individual capacity but solely as Trustee,

By:
   ---------------------------------------
    Authorized Signatory

                            (REVERSE OF CERTIFICATE)

                     The Certificates are limited in right of distribution to certain payments and collections respecting the Underlying Securities, all as more specifically set forth herein and in the Trust Agreement. The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Property (to the extent of its rights therein) for distributions hereunder.

                     The Trust Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the Trustee and the rights of the Certificateholders under the Trust Agreement at any time by the Depositor and the Trustee with the consent of the holders of the Certificates in the manner set forth in the Series Supplement and the Standard Terms. Any such consent by the Holder of this Certificate (or any predecessor Certificate) shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent in made upon this Certificate. The Trust Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

                     The Certificates are issuable in fully registered form only in denominations of $25.

                     As provided in the Trust Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies of the Certificate Registrar maintained by the Trustee in the Borough of Manhattan, the City of New York, duly endorsed by or accompanied by an assignment in the form below and by such other documents as required by the Trust Agreement, and thereupon one or more new Certificates of the same class in authorized denominations evidencing the same principal amount will be issued to the designated transferee or transferees. The initial Certificate Registrar appointed under the Trust Agreement is U.S. Bank Trust National Association.

                     No service charge will be made for any registration of transfer or exchange, but the Trustee may require exchange of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

                     The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

                     It is the intention of the parties to the Trust Agreement that the Trust created thereunder shall constitute a fixed investment trust for federal income tax purposes under Treasury Regulation Section 301.7701-4, and the Certificateholder agrees to treat the Trust, any distributions therefrom and its beneficial interest in the Certificates consistently with such characterization.

                     The Trust and the obligations of the Depositor and the Trustee created by the Trust Agreement with respect to the Certificates shall terminate upon the earliest to occur of (i) the distribution in full of all amounts due to Certificateholders and retirement of the Underlying Securities;
(ii) a call of all Certificates in connection with an Optional Call, and (iii) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

                     An employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a plan described in Section 4975(e) of the Code, an entity whose underlying assets include plan assets by reason of any such plan's investment in the entity, including an individual retirement account or Keogh plan (any such, a "Plan") may purchase and hold Certificates if the Plan can represent and warrant that its purchase and holding of the Certificates would not be prohibited under ERISA or the Code.